UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 _______________________

FORM 8-A/A Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

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VITACOST.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	37-1333024
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
5400 Broken Sound Blvd. – NW, Suite 500 Boca Raton, Florida	33487-3521
(Address of principal executive offices)	(Zip code)

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Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of each exchange on which each class is to registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of the Registrant’s Securities to be Registered.

On June 16, 2011, Vitacost.com, Inc. (the “Corporation”) entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement dated March 24, 2010, between the Company and Mellon Investor Services LLC (the “Rights Agreement”).

As a result of the Amendment, (i) the rights to purchase Series A Junior Participating Preferred Stock of the Corporation (the “Rights”) pursuant to the Rights Agreement expired at 5:00 p.m. (New York time) on June 16, 2011 (the “Final Expiration Date”) and there no longer will be a Right associated with each outstanding share of the Corporation’s common stock after the Final Expiration Date, (ii) the Rights Agreement expired on the Final Expiration Date, and (iii) no person will have any rights pursuant to the Rights Agreement.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.  The foregoing is also qualified in its entirety by reference to the description and full text of the Rights Agreement contained in the Corporation’s Current Report on Form 8-K filed on March 25, 2010 which is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit Number	Description
4.1*
Rights Agreement dated March 24, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K, filed March 25, 2010).

4.2	Amendment No. 1 to Rights Agreement, dated as of June 16, 2011, between Vitacost.com, Inc. and Mellon Investor Services LLC, as Rights Agent.

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*	Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VITACOST.COM, INC.
Date: June 20, 2011	By:	/s/ Stephen Markert, Jr.
Name: Stephen Markert, Jr.
Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1*
Rights Agreement dated March 24, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K, filed March 25, 2010).

4.2	Amendment No. 1 to Rights Agreement, dated as of June 16, 2011, between Vitacost.com, Inc. and Mellon Investor Services LLC, as Rights Agent.

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*	Previously filed.